CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form 10-12G/A, of our report dated March 26, 2014, of ADB International Group, Inc. (A Development Stage Company) relating to the financial statements as of December 31, 2013 and 2012 and for the years then ended, as well as for the period from re-entering the development stage (January 1, 2011) to December 31, 2013, and the reference to our firm under the caption "Experts" in the Registration Statement.

/s/M&K CPAS, PLLC

www.mkacpas.com
Houston, Texas

April 23, 2014